Exhibit 21.1
                              List of Subsidiaries

Set forth below is a list of all current subsidiaries of UTG Communications International, Inc., a Delaware corporation.


Name of Subsidiary                      Jurisdiction of Organization
------------------                      ----------------------------
UTG Communications Holding AG*          Switzerland

UTG Communications (Network) Ltd.**     United Kingdom

UTG Communications (Europe) AG**        Switzerland

United Telecom GmbH**                   Switzerland

UTG Communications Hungary Kft**        Hungary

UTG Communications Belgium NV**         Belgium

Multicom NV***                          Belgium

* Wholly-owned subsidiary of UTG Communications International, Inc., other than director qualifying shares.
**   Wholly-owned subsidiary of UTG Communications Holding AG.
***  Wholly-owned subsidiary of UTG Communications Belgium NV.